Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FRONTDOOR, INC.

Frontdoor, inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A.                                    The name of the Corporation is frontdoor, inc.

B.                                    The date of the filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was January 2, 2018.  The First Certificate of Amendment to the certificate of incorporation of the Corporation was filed on July 26, 2018.  The Second Certificate of Amendment to the certificate of incorporation of the Corporation was filed on September 6, 2018.

C.                                    This amended and restated certificate of incorporation amends and restates in its entirety the certificate of incorporation of the Corporation, as amended (the “certificate of incorporation”), and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

D.                                    The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full.

E.                                     This Amended and Restated Certificate of Incorporation shall be effective at 11:59 p.m. Eastern Time on September 30, 2018 (“Effective Date”).

FIRST.  Name.  The name of the Corporation is frontdoor, inc.

SECOND.  Registered Office.  The Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD.  Purpose.  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.  Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 2,200,000,000, consisting of:  (x) 2,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.  The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

1.                                      Provisions Relating to the Common Stock.

(a)                                 Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b)                                 Subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)                                  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2.                                      Provisions Relating to the Preferred Stock.

(a)                                 The Preferred Stock may be issued at any time and from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of shares of each such series.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)                                     The designation of the series, which may be by distinguishing number, letter or title.

(ii)                                  The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(iii)                               Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

(iv)                              The dates on which dividends, if any, shall be payable.

(v)                                 The redemption rights and price or prices, if any, for shares of the series.

(vi)                              The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(vii)                           The amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(viii)                        Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(ix)                              Restrictions on the issuance of shares of the same series or of any other class or series.

(x)                                 The voting rights, if any, of the holders of shares of the series.

(b)                                 The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(c)                                  The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

3.                                      Voting in Election of Directors.  Except as may be required by the DGCL or as provided in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders at which they are not entitled to vote.

4.                                      Cumulative Voting.  Except as otherwise may be set forth in the resolution or resolutions of the Board of Directors providing the issue of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

FIFTH.  Management of Corporation.  The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1.                                      Management of the Corporation. Except as otherwise may be provided by law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.                                      Number of Directors.  Subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

3.                                      Classes of Directors. The directors of the Corporation, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of one-third of the total number of such directors.  Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date.  Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.  At the 2019 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a three-year term expiring at the 2022 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal; at the 2020 and 2021 annual meetings of stockholders, the directors whose terms expire at such meetings shall be elected to hold office for a one-year term expiring, respectively, at the 2021 and 2022 annual meetings of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal; and at the 2022 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal.  Pursuant to such procedures, effective as of the conclusion of the 2022 annual meeting of stockholders (the “Declassification Time”), the Board of Directors will no longer be classified under Section 141(d) of the DGCL and directors shall no longer be divided into three classes.  Prior to the Declassification Time, if the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

4.                                      Stockholder Nomination of Director Candidates.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

5.                                      Newly-Created Directorships and Vacancies.  Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.  Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

6.                                      Removal of Directors.  Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, prior to the Declassification Time any director may be removed from office at any time only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.  From and after the Declassification Time, subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time with or without cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

7.                                      Limitation of Liability.  To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.  Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.                                      Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 9 of this Article FIFTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section 8 of this Article FIFTH shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that an advance of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8 or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

9.                                      Procedure for Indemnification.  Any indemnification of a director or officer of the Corporation or advance of expenses (including attorneys’ fees, costs and charges) under Section 8 of this Article FIFTH shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8 of this Article FIFTH), upon the written request of the director or officer.  If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article FIFTH is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8 of this Article FIFTH), the right to indemnification or advances as granted by this Article FIFTH shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 8 of this Article FIFTH, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 8 of this Article FIFTH shall be the same procedure set forth in this Section 9 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

10.                               Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

11.                               Service for Subsidiaries.  Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this Article FIFTH) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

12.                               Reliance.  Persons who after the date of the adoption of this Article FIFTH become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article FIFTH in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this Article FIFTH shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

13.                               Other Rights; Continuation of Right to Indemnification.  The rights to indemnification and to the advance of expenses conferred in this Article FIFTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  All rights to indemnification under this Article FIFTH shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article FIFTH is in effect.  Any repeal or modification of this Article FIFTH or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

14.                               Merger or Consolidation.  For purposes of this Article FIFTH, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article FIFTH with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

15.                               Savings Clause.  If this Article FIFTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 8 of this Article FIFTH as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, penalties, fines, ERISA excise taxes and penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article FIFTH to the fullest extent permitted by any applicable portion of this Article FIFTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

SIXTH.  Stockholder Action by Written Consent.  Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SEVENTH.  Special Meetings.  Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board of Directors or pursuant to a resolution of the Board of Directors adopted by at least a majority of the total number of directors which the Corporation would have if there were no vacancies.  The stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

EIGHTH.  Amendment of the Certificate of Incorporation.  The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.  Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding that a lesser percentage or separate class vote may be specified by applicable law or otherwise, no provision of Articles FIFTH, SIXTH, SEVENTH, this Article EIGHTH and Articles NINTH and TENTH may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation, any Preferred Stock Certificate of Designation or otherwise required by law, an amendment, alteration or repeal of Articles FIFTH, SIXTH, SEVENTH, this Article EIGHTH and Articles NINTH and TENTH is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote required by law or otherwise, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all outstanding shares of capital stock then entitled to vote generally  in the election of directors, voting together as a single class.

NINTH.  Amendment of the Bylaws.  In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation, without the assent or vote of stockholders of the Corporation.  Any amendment, alteration or repeal of the Bylaws of the Corporation by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office.  In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the Bylaws of the Corporation, provided that any such action will require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

TENTH.  Exclusive Jurisdiction for Certain Actions.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws of the

Corporation (as either may be amended from time to time); (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

IN WITNESS WHEREOF, the Corporation has duly executed this Amended and Restated Certificate of Incorporation.

FRONTDOOR, INC.

By:
	Name:	Jeffrey A. Fiarman
	Title:	Senior Vice President, General Counsel & Secretary
	Date:	September , 2018

[Signature Page to Amended and Restated Certificate of Incorporation]